Filed pursuant to 424(b)(3)

Registration Statement No. 333-276760

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated February 15, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 12,124,666 Ordinary Shares

Pre-Funded Warrants to Subscribe for up to 12,124,666 Ordinary Shares

(or some combination of Ordinary Shares and Pre-Funded Warrants in the amounts reflected above)

Up to 12,124,666 Ordinary Shares Underlying the Pre-Funded Warrants

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated February 15, 2024 (the “Prospectus”), whereby the Company offered 12,124,666 of our ordinary shares, at a public offering price of $0.24. We also offered to certain purchasers whose acquisition of ordinary shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering, the opportunity to acquire, if any such purchaser so chooses, 12,124,666 pre-funded warrants to subscribe for ordinary shares, in lieu of ordinary shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares. This offering also relates to the ordinary shares issuable upon exercise of any pre-funded warrants sold in this offering.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On March 1, 2024, the closing price of our Ordinary Shares was $0.201.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 13 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 4, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of March 2024

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

As of March 1, 2024, Limor Lotker, the Chief Financial Officer of SMX (Security Matters) Public Limited Company (the “Company”), resigned from her position with the Company, effective immediately.

Also as of March 1, 2024, the Company appointed Ofira Bar, age 43, as its Chief Financial Officer.

Prior to her appointment, from February 2018 through July 2021, Ms. Bar had been the CFO of Mer Telemanagement Solutions Ltd., an Israeli-based global provider of solutions for telecommunications expense management, enterprise mobility management, call usage and accounting software, then listed on Nasdaq. Thereafter, as a result of a reverse takeover which, among other things, resulted in Mer Telemanagement changing its name to SharpLink Gaming, Ltd. and acquiring a new line of business, from July 2021 until February 2024, Ms. Bar was CFO of the legacy business subsidiary of Mer Telemanagement. Prior to February 2018 and from February 2017, Ms. Bar was chief financial officer of H.T.S Market, Ltd., an internet marketing firm, and was corporate controller of EZTD Inc., a then-public company that engaged with software development and binary options online trading, from December 2014 to January 2017. In addition, from September 2005 to July 2013, Ms. Bar served as an audit team manager of public and private companies at Kesselman and Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited. Ms. Bar holds a B.A. degree in Accounting and Economics from Tel Aviv University and is licensed as a Certified Public Accountant in Israel.

The Company has entered into an employment agreement with Ms. Bar. Either party may terminate the agreement at any time, and after completing three months of employment the prior notice shall be 90 days. In case of termination, the Company will provide severance payments to Ms. Bar as provided in the agreement and expressly required by applicable Israeli law.

Ms. Bar has agreed to hold, both during and after the termination or expiry of her employment, in confidence and trust and not to use, except as required in the performance of her duties in connection with the employment or pursuant to applicable law, any of the Company’s confidential information, any confidential information or trade secrets of the Company’s clients or prospective clients, or the confidential or proprietary information of any third party received by the Company and for which the Company has confidential obligations. Ms. Bar has also agreed to disclose in confidence to the Company all inventions and other proprietary information which she conceived or reduce to practice or created during her employment with the Company and to assign all rights, title and interest in them to the Company, and assist us in obtaining and enforcing legal rights for these inventions and other proprietary information.

In addition, Ms. Bar has agreed to be bound by non-competition, non-interference and non-solicitation restrictions during the term of her employment and for twelve months following the last date of employment. Specifically, she agreed not to (i) work for or promote the interest of a competitor of the Company, shall not engage with any business activity in any country in which exists a Group Entity (as defined in the agreement) or in other place that compete with Company activities or any activity that was planned or financed by the Company at any stage of the engagement; (ii) solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or acts in a manner that might cause some employees to work for any third party in any activity that may cause such employee to breach any contract with the Company; or (iii) solicit, induce, or persuade a customer or supplier of Company (x) to be a customer or supplier of a competitor; or (y) to terminate the relationship with Company.

During the term of Ms. Bar’s engagement with the Company, and for a period of five years immediately following the termination or expiration of her engagement with the Company for any reason, whether with or without cause, she shall not, either directly or indirectly: (i) take any action, including, without limitation, the making of disparaging statements concerning the Company or its officers, directors or employees, that is reasonably likely to damage any relationship between the Company and any of its officers, directors, employees, agents, independent contractors, suppliers, clients and customers or damage the share price of the Company; (ii) interfere with the relationship between the Company and any of its employees, agents, independent contractors, suppliers, clients and customers; or (iii) interfere or attempt to interfere with any transaction with which the Company was, is or intends to be involved in. Ms. Bar has also entered into an indemnification agreement with terms substantially similar or the same as similar agreements the Company entered into with each of its executive officers and directors.

The foregoing is a brief description of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith and incorporated herein by reference.

On March 1, 2024, the Company issued a press release announced the appointment of Ms. Bar as the Company’s new Chief Financial Officer. The press release, which is filed as Exhibit 99.1 to this Report on Form 6-K, is incorporated herein by reference.

Exhibit Number	Description

10.1	Employment Agreement with Ofira Bar
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 1, 2024

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

Exhibit 10.1

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Employment Agreement

This Agreement entered into on December 23, 2023, by and between Security Matters Ltd., Israeli company number 51-512577-1 of Ketura, Israel (“Company”) and Ofira Bar, Israeli ID number 040566465 of 1Chimovitch street, Kfar Saba, Israel (“Employee”). Each a “Party” and, together, the “Parties”.

Whereas	Company desires to employ Employee, and Employee agrees to be employed by the Company, on the terms and conditions as set out below;

NOW THEREFORE, the parties hereto hereby declare and agree as follows:

1.	Position

1.1	Company hereby engages Employee in the position described in Annex A. The responsibilities of Employee shall include those stipulated in the list in Annex A, as may be amended from time to time by the Company.

1.2	During the term of this Agreement, Employee shall devote Employee’s full time and attention to the business of Company and perform Employee’s duties diligently and in furtherance of Company’s best interest. Employee will not be entitled to receive consideration from any client of Company other than with the prior written approval of Company. In addition, Employee shall not be entitled to work in any other place without approval of Company unless otherwise specified in Annex A.

1.3	Employee shall be subject to Company policies relevant to it, as published from time to time and as updated by Company from time to time.

1.4	Employee is aware of the fact that Employee’s engagement by Company may involve domestic and international travel and may require him to work outside the regular place of work from time to time for short durations.

2.	Confidential Information, Invention Assignment, Competition and Solicitation

2.1	Without derogating from any right of Company under law, Employee hereby acknowledges and represents to have read and understood, and covenants to comply with, the confidential information, invention assignment, non-competition and non-solicitation and other undertakings as attached hereto as Annex B, which constitutes an integral part of this Agreement.

2.2	Employee shall use the facilities and assets of Company only for the furtherance of Employee’s obligation under this Agreement and pursuant to Company’s procedures as such shall be set from time to time. Private use of Company’s computer, communication, electronic devices, electronic platforms or media, including computers, mobile phones, e-mail etc. (such media means supplied to Employee by Company, “Media”) shall not be made except pursuant to Company’s procedures and at a reasonable volume. Employee acknowledges that any data transferred through or stored at the Media is deemed property of Company and Employee hereby irrevocably grants Company full permission and access to review the Media at any time, including such Media that has been used by Employee for private uses and including reading of any email correspondence, WhatsApp messages, visual media, texts etc. Employee shall promptly, upon first request of Company, furnish Company with all data required for such review, including providing any passwords required to access any Media.

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

1

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Only if a client from the security field so demands (whether specifically as to the employee or a general demand to all employees working on such project), Employee covenants to participate in, per request of Company, a security check or other credibility test, whether administered by the Company or by a third party, including polygraph, which results will be admissible for any use by the Company in a case between Employee and Company.

Upon termination of employment, or at any other time at Company’s full discretion, Company may block access of Employee to any Media, designate any Media to any other employee or officer or direct any correspondence, to ensure continuation of work or for any other purpose. Any such action shall not be deemed to be a decision or act regarding any continuation of Employee’s employment (or be deemed dismissal or deterioration of Employee’s work terms) and may be reversed at any time by Company at its absolute discretion.

Employee undertakes that Employee will not raise any claim of privacy or interference with human honor and dignity, and Company represents that any such actions taken by Company will be for a proper purpose of protecting interest of Company and in a manner that is not more than required.

2.3	Access Restriction- Employee shall manage, maintain and backup all Company databases within Employee’s responsibility and shall not use Employee’s rights of access to Company’s databases for any purpose other than to carry out Employee’s responsibilities in the course of his employment, including access to restrictive or private data as to Employee or any other person or entity.

2.4	Respect of Third Party IP- Employee shall not, in the providing of services to Company infringe on intellectual rights of any third parties and shall promptly bring to Company’s attention any suspected infringement on Company’s intellectual property rights and any suspected infringement by Company on intellectual property rights of others.

2.5	Employee acknowledges that the remuneration and other terms of engagement include compensation for Employee’s obligations pursuant to this §2 as detailed in Annex A. Employee agrees that any breach of this §2 or the annex to this Agreement will cause irreparable damage to Company, its ultimate holding company and its direct or indirect subsidiaries (each “Group Entity”) (who shall be deemed a third party beneficiary under this Agreement) and that in the event of such breach, each Group Entity shall have (and Employee duly acknowledges and agrees), in addition to any and all other remedies at law, the right to obtain an injunction, preliminary or otherwise, in order to prevent Employee from breaching this §2, all without the requirement for such Group Company to post any security for expenses.

3.	Terms of Engagement of Employee by Company

Engagement of Employee with Company shall commence at the date stipulated in Annex A hereto and shall be at the conditions stipulated in this Agreement.

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

2

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4.	Prevention of Sexual Harassment

Employee acknowledges that Company has a zero tolerance policy towards any violations of applicable laws in relation to the prevention of sexual harassment and shall comply with all guidelines for the prevention of sexual harassment that may be implemented and updated by the Company from time to time and at any time.

5.	Miscellaneous

5.1	This Agreement (including the annexes hereto) constitutes the entire understanding and agreement between the Parties and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof and relating to the employment relations between the Parties. Any prior agreement between the Parties, which relates to employment relations, is hereby canceled without either party having any rights under it. Nothing in this provision shall derogate from any right of Company under any of proprietary information, invention assignment, non-competition or non- solicitation undertaking.

5.2	Each Party represents and warrants to the other Party that the execution of this Agreement and the fulfillment of its terms (i) does not constitute a breach of, or conflict with, any agreement to which such Party is a party, or other undertaking by which it is bound, and (ii) does not require the consent of any person or entity.

5.3	Any amendment or modification of this Agreement shall be in a writing specifically referring to this Agreement and duly executed by both parties.

5.4	Personal Contract. Employee is an employee of the Company. This Agreement is a personal agreement between Employee and the Company and thus, subject to applicable law, no collective bargaining agreement shall apply, excluding collective bargaining agreements that apply to all employees in the market.

5.5	Taxes. Company may deduct tax at source. Each of the Parties shall timely file in any applicable jurisdiction any report required by the tax authorities and shall furnish the other Party with any document reasonably required to transfer to the tax authorities. If Company did not deduct any required tax amount in relation to any payment and is subsequently required to do so, Company may deduct such tax amount at any stage in the future from any other payments due from Company to Employee or demand Employee to pay such tax amount in any other manner.

5.6	This Agreement is for the benefit of the Parties, including their heirs and assigns, and shall not vest any right with any third party who is not a Party.

5.7	The laws of the State of Israel shall exclusively govern this Agreement and the competent courts of Tel Aviv shall have sole and exclusive jurisdiction in any matter arising out of or relating to this Agreement.

5.8	No waiver of any right under this Agreement shall be deemed effective unless in a writing signed by the Party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement.

5.9	The Preamble and Annexes to this Agreement constitute an integral part thereof. Headings are included for reference purpose only and are not to be used in interpreting this Agreement.

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

3

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The word “including” shall mean including without limitation. In any contradiction between the terms of this Agreement and Annex B, Annex B shall govern. In any contradiction between (i) the terms of this Agreement and Annex B; and (ii) Annex A; Annex A shall govern.

5.10	Announcements and Insiders Trading. SMX (Security Matt ers) PLC, being the ultimate holding company of Company is an Irish company traded on NASDAQ and may thus be subject to certain public disclosures obligation. It is noted that in the consummation of this Agreement, Employee may be exposed to internal information or other Confidential Information of any Group Entity and Employee covenants and agrees hereby not to disclose such data or use it for trading in securities by any person. Employee hereby agrees to be included in any disclosure by any Group Entity and acknowledge that, if applicable, the customers, clients, and other relationships of the disclosure shall rely upon and enforce this Agreement in assuring its compliance with Regulation FD under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and otherwise.

5.11	Personal Data. Employee agrees and consents that Company may collect, store, process, disclose, access, review and/or use personal data (including sensitive personal data) about Employee, whether obtained from Employee and/or from other sources, for (i) evaluative purposes, (ii) the purpose of managing or terminating your employment with Company and/or (iii) such other purposes as required or permitted by law. Employee agrees and consents that personal data relating to Employee (including without limitation sensitive personal data such as medical details) may to the extent that it is reasonably necessary in connection with Employee’s employment the and its activity in the Group Entities be collected and held and process and used by the Company and be disclosed to (a) directors, company secretary and such other officers of the Group Entities as well as other employees of the Group Entities; (b) any other persons as may be reasonably necessary such as third party service providers or administrators (or as authorized by the Group Entities); or (c) as otherwise required or permitted by law and/or regulation.

Employee hereby certify, it was recommended to him by the Company to receive Independent legal advice in connection with this Agreement before signing and that Employee was given adequate opportunity to do so. In case of conflict between the English version and the Hebrew version, the English version shall prevail.

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

4

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Annex A – Terms of Engagement

Annex A to that certain agreement (“Agreement”) entered into on December 23, 2023, by and between Security Matters Ltd., Israeli company number 51-512577-1 of Ketura, Israel (“Company”) and Ofira Bar, Israeli ID number 040566465 of 1Chimovitch street, Kfar Saba, Israel (“Employee”).

This document is also a notice of terms of employment as required under law.

1.	Appointment and Position

1.1	Employee will provide his services to Company as CFO and will report directly to the CEO of Company (and him only – and shall not have the right to approach the Board without CEO prior approval unless it is required by law) and acknowledges that the foregoing position is a position that requires a special measure of personal trust, with all that is implied.

Employee position shall include, among other things, responsibility for ISO qualification, regulation, insurance, management of Company grants (including, chief scientist, horizon Europe, BIRD, etc.), personnel according to CEO’s instructions, suppliers, collection from clients and any other reasonable task required by virtue of the position and which Company will require in the ordinary course of its business.

Company shall be entitled to appoint CFO’s/directors of finance for the foreign subsidiaries, who will report directly to the employee professionally, at its own discretion and according to its needs, and Employee shall have no claim or suit against Company in relation to such appointment.

1.2	Employee is employed on full time basis as employee of the Company.

1.3	An ordinary working week of work of Employee shall be 8.36 hours a day for 5 days and the weekly rest day of Employee shall be Saturday.

1.4	It is expressly agreed by Employee that the salary of Employee includes payment for overtime which is required of Employee because the position of Employee in Company is a position that requires a special degree of personal confidence, conditions of employment of Employee and the circumstances do not allow Company in some cases to control the working hours. No additional overtime payments will be made to Employee where Employee is required to work outside of the hours stipulated herein.

2.	Remuneration

2.1	As consideration for the work of Employee and other obligations of Employee hereunder Company will pay Employee a gross monthly salary (“Base Salary”), in the amount of ILS 60,000 per month for the initial 3 months of employment (“the Probationary Period”) with a signing on bonus of ILS 15,000 which shall be paid to employee in three equal payments during the Probationary Period. After the Probationary Period, Employee shall be entitled to a Base Salary in the amount of ILS 70,000 for every month of continued employment. Company will conduct a renumeration review no later than December 2025.

The Base Salary includes a global payment for an average of 50 extra hours every month, but Company will not be required to pay for any additional hours.

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

1

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Employee shall be entitled to educational fund (Keren Hishtalmut) at the rate of 5.9% of the amount stipulated in this §2.1.

2.2	Bonus and options

2.2.1.	Employee shall be entitled to options, in amount and exercise price in accordance with Company’s decision which shall be determined in the course of deciding the option entitlement for all the top level managers in the Company

2.2.2.	Employee shall be entitled to an annual perseverance bonus, in the amount of one month salary, for every 12 months of continued employment with Company.

2.2.3.	In the event that Company goes through a large funding event which requires special attention from Employee as well as performance of duties outside the normal course of business, CEO, subject to the Board’s approval, shall consider granting Employee further bonuses for such performance.

2.3	Company will deduct and pay from the Base Salary and any payment made by Company to Employee all deductions for all applicable taxes and withholdings required under law or this Agreement.

3.	Employee shall be entitled to 24 days Annual Leave annually. The dates and times of the leave shall be coordinated in advance with Company.

2	Company will bear Employee’s car expenses, as follows: Fuel (fueling in the Avrech chain with a Company, cost of Road 6 use using a Pascal system and and a general payment of ILS 2,000 net (in salary) to cover any other expense related to a vehicle, and in lieu of a company car.

4.	Employee shall be entitled to Sick Leave and Recuperation Days as set by law and Company’s policy.

5.	Application of Section 14 (“Section 14”) of the Severance Pay Law, 1963

5.1	It is hereby specifically agreed that upon termination of employment, Company shall release to the Employee all amounts accrued in the pension and severance pay funds, as the case shall be, on account of both Company’s and Employee’s contributions, including in similar funds outside of Israel. All, in accordance with the General Permit promulgated by the Minister of Labor on June 30, 1999 (“Permit”)[1] pursuant to Article 14 of the Severance Pay Law. Employee hereby acknowledges that the amounts contributed by Company for severance payment in any manner shall be deemed to be made instead of the severance payments to which Employee may be entitled under the provisions of the Severance Pay Law, and shall constitute a full and complete payment thereof.

5.2	Company hereby waives any entitlement and/or right for reimbursement with respect to the Severance Payment and acknowledges, that upon termination of Employee’s employment in Company, including inter alia, in the event of Employee’s resignation, Company shall release the Severance Payment and shall transfer them to Employee, except in the event that: (i) Company terminated Employee’s engagement due to circumstances under which Employee’s entitlement for severance payment is denied pursuant to Articles 16 or 17 of the Severance Pay Law; or (ii) Employee already withdrawn funds from the fund and not because of an “Entitling Event” under section 2(b) of the Permit.

6.	Payment for the obligations in Annex B

A third of any payment or other consideration under this Agreement is remuneration for the non-Competition and other obligations of Employee as described in Annex B.

7.	Term

Engagement of Employee by Company shall be as of 25.02.2024 and after completing three months of employment the prior notice for termination by Company or Employee will be 90 days. Nothing in this Agreement shall be construed as obligation of Company for a minimum employment period.

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

1https://employment.molsa.gov.il/Employment/WorkRights/EmploymentTermination/documents/ishursaif14.pdf

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Annex B- Proprietary Information, Invention Assignment, non-Competition and non- Solicitation Undertaking

Contract (“Contract”) entered into on December 23, 2023, by and between Security Matters Ltd., Israeli company number 51-512577-1 of Ketura, Israel (“Company”) and Ofira Bar, Israeli ID number 040566465 of 1Chimovitch street, Kfar Saba, Israel (“Employee”). In this Contract, the term “Company” shall mean Security Matters Ltd. Israeli company number 51-512577-6, and any direct or indirect holding company thereof, including SMX (Security Matters) PLC, Irish company number 722009, and any corporation in which any of which holds (directly or indirectly) shares. This Contract shall apply retroactively from the first engagement of Employee with Company, including any period before entry into effect of any employment or other binding legal engagement and even if any such legal engagement did not materialize or materialized in a manner different than originally contemplated and, if Employee holds, or will at any time hold, equity (including options) in Company, Employee’s engagement with Company shall be deemed to exist as long as Employee holds equity in Company.

WHEREAS, Company and each of its current or future affiliates, successors or assigns conduct business that includes, without limitation, using a hidden chemical-based ‘barcode’ to permanently and irrevocably ‘mark’ any object, be it solid, liquid or gas, whereas the ‘barcode’ may be read using a unique ‘reader’ to access and analyze the corresponding stored data, recorded and protected using blockchain and other digital technology (including blockchain, architecture, user interface and ledger, whether in general or for circular economy, closed loop and sustainability, and those that are designed to withhold circular economy data, including economic methods and measuring methods, marking method on the matter of transformation from carbon credit to plastic, rubber or other credit, plastic, rubber or other certification and trading of plastic, rubber or other credit and recycled commodity on blockchain, certifying, verifying and creating a digital twin on the blockchain of virgin material and recycled material, virgin plastic from monomer, polymer, resin, masterbatch, concentrate or any other form of plastic or rubber product production and recycled content from any type of mechanical or chemical recycled content, including ideas, business concepts, pricing and any related use, including trading on exchange) (“SMX Technology”);

It was agreed as follows:

1.	Confidentiality

1.1	Employee acknowledges and agrees that Employee may have access to confidential and proprietary information concerning the business and financial activities of Company and information and technology from Company’s product research and development, including without limitation, any scientific, technical, trade, or business or other information or material disclosed by or on behalf of Company to Employee (or that Employee otherwise received or had access to), including, oral, written, graphic, physical, electronic or machine-readable form, including research materials, formulations, techniques, methodologies, assay systems, formulae, procedures, tests, equipment, data, computer software (including object code, source code, and interpretive code), financial data (including terms of employees and of Employee specifically, including dates of commencement or end, remuneration and options), pricing and price quotes, documentation, reports, know-how, supply sources, patent positioning, information of, and relationships with, consultants and employees, business plans, business developments, business connection information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of Company, and any other confidential information about, or belonging to, Company and its suppliers, licensors, licensees, partners, affiliates, customers, potential customers, investors, potential investors or others, and any development or improvement to any of the above (“Proprietary Information”).

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

1

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Notwithstanding anything to the contrary, any intellectual property rights related to the SMX Technology (including any deliverable, including any presentation, working document, scientific analysis, lab report, test results, business model, chosen materials, blockchain system architecture or any other architecture, software and code) or any other integrated solutions for marking, reading, analyzing, authenticating and/or tracking and tracing of raw materials mediums (e.g. solids, liquids or gases) and the use of proprietary blockchain technology for the storage and subsequent recall of embedded marker readings, or other technology of Company, shall be exclusively owned by Company and deemed Confidential Information of Company.

1.2	Proprietary Information shall NOT include information that (i) shall have become a part of the public knowledge except as a result of Employee’s breach of this Agreement (provided, however, information that is rumored or reported does not become public based only on such rumors or reports); or (ii) was known to Employee prior to Employee’s association with Company and can be so proven by documentation; (iii) reflects information and data generally known to the industries or trades in which Company operates. Specific information shall not be deemed to be within the exclusions listed above merely because it is embraced by more general information within such exclusions, nor shall a combination of features be deemed within such exclusions merely because the individual features of such combination are within such exclusions.

1.3	Employee recognizes that Company has received, and will receive, confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

1.4	Employee agrees and declares that all Proprietary Information, patents, trademarks, copyrights and other rights in connection therewith shall be the sole property of Company and its assigns. At all times, both during Employee’s engagement by Company and after its termination, Employee will keep in confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information or anything relating to it without the written consent of Company except as may be necessary in the ordinary course of performing Employee’s’ duties hereunder or by applicable law.

1.5	Employee represents that its undertakings do not, and will not, breach any obligation to or contract with any third party (including, without limitation, former employers), including any non-compete contract or any contract to keep in confidence information acquired by Employee in confidence or trust prior to engagement by Company. Employee further represents not to have entered into, and covenants not to enter into, any contract, either written or oral, in conflict herewith. Employee will not improperly use, disclose or incorporate into Company products, processes, machines or Company Inventions (as defined in §2.2 below) any confidential information, non-public material, trade secrets or any proprietary information of any kind of any former employer or other third party, unless both such third party and Company has first given its prior written consent.

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

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1.6	During the term of Employee’s engagement with Company, Employee shall not remove from Company’s premises any Company property, equipment or documents and any other material containing, or disclosing, any Company Inventions or Proprietary Information (such, and any copy or derivative thereof, “Company Property”) unless and to the extent necessary in connection with the duties and responsibilities of Employee and as permitted by Company (generally or specifically). Without derogating from the prior sentence, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of any Company Property removed from Company premises and fully return (and confirm such return in writing, if requested) all Company Property to Company as soon as possible after such use or upon the earlier of Company’s first request and termination of Employee’s engagement (for whatever reason). Company may demand, as a pre-condition to any payment by Company to Employee (or execution of any right of Employee related Company, including exercise of options), that Employee certify in writing that to have fully complied with the foregoing obligations.

1.7	This §1 shall remain in full force and effect even after the termination of Employee’s engagement with Company or the termination or expiration of the Contract.

2.	Disclosure and Assignment of Inventions

2.1	From and after the date Employee first became engaged with Company, Employee undertakes and covenants that Employee will promptly disclose in confidence to Company any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and Proprietary Information of any kind whatsoever, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by Employee, either alone or jointly with others, during the period of Employee’s engagement and relating to the Company’s business (“Inventions”).

2.2	To the extent permitted by law, Employee further agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of Company, (b) result from work performed by Employee for Company, or (c) relate to the field related to Company Technology or current or anticipated fields in which Company invested resources during the employment of Employee; or (d) result from, or are suggested by, any task assigned to Employee, or any work performed by Employee, for, or on behalf of, Company, its affiliates or subsidiaries, or by the scope of Employee’s duties and responsibilities with Company; including any intellectual property rights related to any of such; are and will be the sole and exclusive property of Company (“Company Inventions”).

2.3	Employee hereby irrevocably as to Company Invention: (i) assigns to Company, whenever and in perpetuity, any right, title and interest, whether now existing or later arising, that Employee may have in or to all worldwide patents, patent applications, copyrights, mask works, Proprietary Information and other intellectual property rights in any Company Invention, and any and all moral rights that Employee may have in or with respect to any Company Invention and grants Company the right and power, in Employee’s name and on Employee’s behalf, as Employee’s attorney-in-fact (which shall survive Employee’s death or disability) to sign any instrument necessary to effect such assignment, which power is coupled with an interest of Company; provided that Company has furnished Employee (or his heirs or those coming in his place and stead) with a 30- day advance written notice of its intent to so exercise its right and power as Employee’s attorney-in-fact (ii) waives and agrees not to enforce any right that Employee may now have or later acquire limiting Company’s ability to own or exploit Company Inventions; and (iii) agrees, to take any lawful action, which Company requests, and at Company’s expense, to vest or protect Company’s right, title and interest in and to any Company Invention in any and all countries.

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

3

[PARALLEL HEBREW PROVISIONS INTENTIONALLY OMITTED]

2.4	This Agreement shall apply notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under law including under Section 132(b) of the Israeli Patent Law, 1967 or other applicable law (“Patents Law”).

This Agreement is expressly intended to be a contract with regard to the terms and conditions of consideration in accordance with the law including Section 134 of the Patent Law. The Employee acknowledges and agrees that it will not be entitled to additional royalties, consideration or other payments with regard to any Company Inventions or any of the intellectual property rights set forth herein, including any commercialization of such, and does hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments. Without derogating from the aforesaid, Employee’s level of compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments, and Employee’s compensation as supplier of services to Company includes full and final compensation and consideration to which Employee may be entitled under any law with respect to any Inventions or any of the intellectual property rights set forth herein.

3.	Non-Competition, Non Interference, and Non-Solicitation of Customers; Corporate Opportunity

3.1	While engaged by Company and for a period of 12 months thereafter (Regardless of the reason of the termination of Employee’s engagement with Company), directly or indirectly, whether alone or as a partner, officer of Company, director, proxy or shareholder of any entity, Employee:

3.1.1.	shall not, work for or promote the interest of a competitor of Company; shall not engage with any business activity in any country in which exists a Group Entity or in other place that compete with Company activities or any activity that was planned, financed by Company at any stage of the engagement. Notwithstanding the previous sentence, Employee is not restricted from holding shares of a public company as long as the Employee is not interested party (as defined in the Securities Law - 1968) of such public company or fulfilling any active part at the said public company;

3.1.2.	shall not solicit, induce, recruit or encourage any of Company’s employees to leave their employment, or acts in a manner that might cause some employees to work for any third party in any activity that may cause the employee to breach any Contract with Company;

3.1.3.	Shall not solicit, induce, or persuade a customer or supplier of Company: 1) to be a customer

3.1.4.	In addition, Employee will not assist any person to act as described in sections 3.1.1 to 3.1.3 above.

3.2	During the term of engagement with Company, and for a period of five years immediately following the termination or expiration of the Employee’s engagement with Company for any reason, whether with or without cause, Employee shall not, either directly or indirectly:

3.2.1.	take any action, including, without limitation, the making of disparaging statements concerning Company or its officers, directors or employees, that is reasonably likely to damage any relationship between Company and any of its officers, directors, employees, agents, independent contractors, suppliers, clients and customers or damage the share price of Company;

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

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[PARALLEL HEBREW PROVISIONS INTENTIONALLY OMITTED]

3.2.2.	Interfere with the relationship between Company and any of its employees, agents, independent contractors, suppliers, clients and customers;

3.2.3.	Interfere or attempt to interfere with any transaction with which Company was, is or intends to be involved in, including by approaching any of the directors, company secretary, chairman or other officers without prior written authorization of the CEO.

Any action in breach of this §3.2 shall be deemed a civil tort of defamation done on purpose, entitling to double the statutory damage, without a requirement to prove the prima facia tort or any damage.

3.3	During the term of engagement, Employee shall promptly bring to the attention of Company any Corporate Opportunity (as defined below) and shall refrain from pursuing such Corporate Opportunity for Employee’s personal gain or the gain of a third party. In this §3.2 any prospect, endeavor or opportunity for commercial development that relates directly to Company’s Business shall be deemed a “Corporate Opportunity”.

3.4	Employee shall promptly upon discovering it inform Company of any transactions or other matters that may in any way raise a conflict of interest between Employee and Company.

3.5	Employee acknowledges that the restricted period of time and the nature of the restrictions in the Contract are reasonable, in view of the nature of the business in which Company is engaged and Employee’s involvement in the business. Employee declares that the obligations hereunder do not prevent Employee from developing its general knowledge and professional expertise in its area of business, with respect to those who are not customers or employees of Company and without usurping its trade secrets. Notwithstanding anything to the contrary, if the period of time or the scope of any restriction should be found to be unreasonable by any judicial body, then the period of time or scope shall be reduced only by the minimum necessary amount so that this Contract may be enforced to the broadest scope and longest period determined to be reasonable by such judicial body.

3.6	Nothing in this Contract shall, by itself, create any obligation on Company to commence or continue any engagement with Employee, nor shall it interfere in any way with Employee’s right or Company’s right to terminate any engagement at any time.

/s/ Ofira Bar	/s/ Haggai Alon
Employee	51-512577-1
Security Matters Ltd.

5

Exhibit 99.1

PRESS RELEASE

1 March 2024

SMX Appoints Ofira Bar as Chief Financial Officer

Company Continues to Enhance Core Capabilities to Ensure Commercial and Financial Success

New York, 1 March 2024 – SMX (Security Matters) PLC (NASDAQ:SMX; SMXWW), an innovative company specializing in digitization of physical objects to foster a circular and closed loop economy, in seeking to continuously enhance its core capabilities, today announced the appointment of Ms. Ofira Bar as its Chief Financial Officer. Ms. Bar, a seasoned finance executive with 20 years of experience, is replacing Limor Moshe Lotker as the Company’s CFO, effective 1 March 2024. She will report directly to Haggai Alon, the Company’s CEO.

Ms. Bar will be responsible for the Company’s global finance, including financial planning and analysis, investor relations and tax. Her addition to the Company’s team reflects the Company’s commitment to enhancing its core capabilities.

“We are excited to have Ms. Bar join our leadership team and help build out critical infrastructure needs to support our future commercialization efforts. We also want to thank Ms. Moshe Lotker for her many contributions over the past and we wish her success in her future endeavors.”

--Ends--

About SMX

SMX integrates chemistry, physics, and computer science to give materials memory and create a culture of transparency and trust across multiple industries. The company’s nearly 100 patents support unique marking, measuring, and tracking technologies allowing clients to seamlessly deploy transparency at all levels of development and provide all stakeholders with a complete provenance of material composition and history, from virgin material to recycled, to address manufacturing challenges and ESG goals while maintaining sustainable growth. As a result, SMX’s technologies help companies address ESG commitments and transition more successfully to a low-carbon economy.

Website:www.smx.tech

For further information contact:

SMX INVESTOR RELATION ENQUIRIES

Eric Dusansky

P: +1 917 420 1309 or +1 504 381 4603

E: eric@inflectionpartnersllc.com

SMX GENERAL ENQUIRIES

E: info@securitymattersltd.com

SMX | C/O- Arthur Cox, Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland, D04T4A6

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PRESS RELEASE

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “will,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release may include, for example: the successful launch and implementation of SMX’s joint projects with manufacturers and other supply chain participants of metals, steel, rubber and other materials; changes in SMX’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; SMX’s ability to develop and launch new products and services; SMX’s ability to successfully and efficiently integrate future expansion plans and opportunities; SMX’s ability to grow its business in a cost-effective manner; SMX’s product development timeline and estimated research and development costs; the implementation, market acceptance and success of SMX’s business model; developments and projections relating to SMX’s competitors and industry; and SMX’s approach and goals with respect to technology. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and no obligation is undertaken to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the ability to maintain the listing of the Company’s shares on Nasdaq; changes in applicable laws or regulations; any lingering effects of the COVID-19 pandemic on SMX’s business; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; the risk of downturns and the possibility of rapid change in the highly competitive industry in which SMX operates; the risk that SMX and its current and future collaborators are unable to successfully develop and commercialize SMX’s products or services, or experience significant delays in doing so; the risk that the Company may never achieve or sustain profitability; the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk that the Company experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that SMX is unable to secure or protect its intellectual property; the possibility that SMX may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described in SMX’s filings from time to time with the Securities and Exchange Commission.

SMX | C/O- Arthur Cox, Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland, D04T4A6

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